MINING USUFRUCT CONTRACT


                          EXECUTED ON OCTOBER 3, 1997


                                   IN WARSAW



                                    BETWEEN


                   THE MINISTER OF ENVIRONMENTAL PROTECTION,

            NATURAL RESOURCES AND FORESTRY OF THE REPUBLIC OF POLAND

                           AS THE CONCESSION GRANTER



                                      AND



                                POL-TEX METHANE,

                           LIMITED LIABILITY COMPANY
                             WITH FOREIGN INTEREST

                     SEATED IN JASTRZEBIE ZDROJ, ZAMKOWA 5

                            AS THE MINING CONTRACTOR





                               USUFRUCT AGREEMENT


entered into this 3rd day of October, 1997, in Warsaw between the STATE TREASURY represented by the MINISTER OF ENVIRONMENTAL PROTECTION, NATURAL RESOURCES AND FORESTRY OF THE REPUBLIC OF POLAND, Mr. Stanislaw Zelichowski, in his capacity as Joint Concession Authority acting through Dr. Krzysztof Szamalek, Secretary of State (herein the "Concession Authority")

and

Pol-Tex Methane Sp. z o.o., a Polish limited liability company with foreign interest, with seat in Jastrzebie Zdroj at ul. Zamkowa 5, represented by:
1)   Mr. Andrzej Kazimierz Andraczke
2)   Mr. Bronislaw Piechula
(hereinafter the "Contractor")

Pol-Tex Methane Sp. z o.o., a Polish limited liability company with foreign interest states:

1)   its capital is 18.221.855 Polish Zlotys

2)   there are three members of the Management Board
     Mr. Wolfgang Rauball - President
     Mr. Andrzej Andraczke - Secretary
     Mr. Juergen T. Preuss - Member

3) Contractor is registered in the Commercial Register kept by the District Court in Katowice under number RHB.

WITNESSETH:

1) WHEREAS, the ownership and control of all Coalbed Methane existing in its natural state within the territory of the Republic of Poland (including the territorial waters thereof), (herein "Poland") belongs to the State Treasury of the Republic of Poland which empowered the Minister to grant concessions to explore, develop and produce mineral resources, and Contractor desires to engage in such activities by virtue of this Contract and the Joint Concession for which it has applied or will apply;

2) WHEREAS, Contractor affirms that it has the experience, the financial and technical ability and resources and the professional expertise to efficiently carry out the Coalbed Methane Operations hereinafter defined; and these facts are known to the Minister;

3) WHEREAS, it is known that Contractor fulfills conditions to have the concession granted to explore, develop, and produce Methane (herein Joint Concession)

     parties agree as follows:


                                   CHAPTER 1

                      GRANT AND ESTABLISHMENT OF USUFRUCT
                              AND JOINT CONCESSION

                                   Article 1

Concession Authority hereby establishes in favor of the Contractor an exclusive mining usufruct for the exploration and exploitation of CBM in the Mining Usufruct Area as defined in Appendix 1 to this agreement.

                                   Article 2

This Contract is the agreement which shall govern the relations among the Parties for the purposes of the CBM Operations conducted hereunder, and respective rights and obligations of each Party relating thereto.

                                   Article 3

1. Contractor shall use all reasonable endeavors to submit a completed application for the Joint Concession to the Minister within sixty (60) days of signature of this Contract.

2. Contractor and the Minister shall thereafter cooperate fully and use all reasonable endeavors to have the Joint Concession issued to Contractor within sixty (60) days following submission of Contractor's application therefor.


                                   CHAPTER 2

                        TERM AND PHASES OF THE CONTRACT

                                   Article 4

This Contract shall become effective as of the date first set forth above and shall continue for 25 years or until the earliest to occur of the following:

1)   expiration of the concession

2) first date on which, other than as a result of Force Majeure production shall have been unjustifiably suspended for a period of six (6) consecutive months;

3) the end of the Second Exploration Phase if no Commercial Discovery has been made during the Exploration Phase

4) sixty (60) days written notice by Minister or Contractor of their intent to terminate this Contract; or

5)   the mutual agreement of the Parties.


                                   Article 5

The term of this Contract shall be divided into three phases:

1) The "First Exploration Phase" which shall commence on the Joint Concession Effective Date and shall continue for a period of twenty-four (24) months;

2) the "Second Exploration Phase" which shall commence upon the termination or expiration of the First Exploration Phase and shall continue for a period of twenty-four (24) months; and

3) The "Exploitation Phase" which shall commence upon termination or expiration of the Second Exploration Phase and shall continue throughout the term of this Contract and during which the Exploitation Operations will take place.

                                   Article 6

The election to continue this Contract into the Second Exploration Phase and/or the Exploitation Phase, as the case may be, shall be at Contractor's sole election; provided that, Contractor is in compliance with the terms of this Contract and the Joint Concession and has satisfied all work, expenditure and other material obligations pertaining to the relevant preceding phase.

                                   Article 7

Notice of election to enter into the Second Exploration Phase and/or the Exploitation Phase must be made in writing to the Minister within thirty (30) calendar days before the end of the relevant preceding phase.

                                   Article 8

If Contractor will submit reasonable request, Minister can extend the First or Second Exploration Phase for time necessary to conduct additional exploration for Methane. The written request from Contractor should be submitted to the Minister within thirty (30) calendar days before event justifying additional exploration efforts.

                                   Article 9

In the event an Exploration Well is being drilled, logged, tested or plugged or if Exploration Operations are being conducted or if an evaluation report or Geological Documentation is being prepared on the date when the First Exploration Phase or Second Exploration Phase would otherwise expire, such Phase shall, upon written request from Contractor to the Minister within thirty (30) calendar days after the end of such Phase, be extended as needed in order to enable Contractor to complete the drilling, logging, testing and/or plugging of such well, to assess the results thereof and to determine whether said results confirm a commercial Discovery.

                                   Article 10

If the Contractor declares a Discovery has the potential to be a Commercial Discovery, but that the current infrastructure and/or market conditions prohibit the immediate development of such Discovery, then the Second Exploration Phase shall, upon written request from Contractor to the Minister within thirty (30) calendar days after the end of the Second Exploration Phase, be extended for an additional five (5) years to enable Contractor to develop the infrastructure and/or to enable a change in market conditions necessary to allow the commercial development of the Discovery in question.

                                   Article 11

If this agreement expired and if CBM is still being produced from a Development Area within the Mining Usufruct Area, the Contractor may apply for a new concession covering the said Development Area.

                                   Article 12

Upon the termination of this Contract or the Joint Concession, Minister will define the scope of works that Contractor shall do to remove the impact of the development on environment.


                                   CHAPTER 3

                                   Article 13

If and when any Discovery is made within the Mining Usufruct Area, Contractor shall promptly report such Discovery to the Minister.

                                   Article 14

As soon as practicable after a Discovery and, in any event, not more than six months thereafter, Contractor shall submit a report to the Minister for his consideration indicating whether or not such Discovery merits further exploration. The report shall be prepared in the form of an appendix to the geological work plan. In the event no Discovery is made, no such appendix shall be required however the Contractor shall notify the Minister in such event. If Contractor determines that the Discovery merits further exploration, the report shall include an exploration program which shall include the drilling of one or more Exploration wells to determine whether such Discovery constitutes a Commercial Discovery. Positive results of Exploration Phase create the base for Minister to extend the Second Exploration Phase for the period not longer than three (3) years.

                                   Article 15

No later than six (6) months following expiration of the Second Exploration Phase, Contractor shall submit the Geological Documentation to the Minister for the handing down of the "separate decision" on the detailed conditions of Methane exploitation.


                                   CHAPTER 4

                 OWNERSHIP OF CBM AND DATA AND CONDFIDENTIALITY

                                   Article 16

During the term of this Contract, all CBM produced from the Mining Usufruct Area shall be owned by the Contractor and Contractor shall have the right to freely dispose of all CBM produced hereunder. Ownership of all such CBM shall pass to Contractor at the wellhead.

                                   Article 17

1. Contractor will have access, free of cost other than reasonable costs of reproduction and handling, to all CBM related geological, geophysical, geochemical, drilling, engineering, well logs and other data owned by the Minister.

2. The Minister shall use his good offices in obtaining and providing to Contractor such information and data as may be reasonably required by Contractor for planning and executing projects incidental to CBM Operations under this Contract, including data acquired by or available to the Minister in relation to the Mining Usufruct Area.

                                   Article 18

Ownership of all original geological, geophysical, geochemical, drilling, engineering, logging, production and other data, samples, cuttings, cores, tapes, maps, reports, and other materials or information obtained from time to time as a result of CBM Operations or prepared in fulfillment of the obligations of the Mining Law (hereinafter the "Operations Information") shall vest in the Contractor.

                                   Article 19

1. All Operations Information including all information and data concerning the Mining Usufruct Area and CBM Operations hereunder which is not in the public domain shall be kept confidential by the Parties and not disclosed to any Third Party except as with the prior written consent of all Parties.
2. Disclosing Information to Third Party without consent of all Parties can cause that the Party will be entitled to receive value consideration as defined by law.

                                   Article 20

Contractor shall be entitled to transfer its rights to all or any part of such data to any Third Party, subject to the prior written permission of the Minister.

                                   Article 21

In the event the Contractor is required by the provisions of the Mining Law, to make available any of the materials and information to the State geologic administration authorities solely on a need to known and free-of-charge basis it shall do so solely in the event it is used for their internal use and subject to the recipient entering into confidentiality obligations.

                                   Article 22

Upon termination of this Contract, Contractor shall deliver all geological, geophysical, geochemical, drilling, engineering, logging, production and other data, samples, cuttings, cores, tapes, maps, interpretations, reports, and other materials or information obtained by Contractor as a result of CBM Operations to the Minister; provided that, Contractor will be entitled to retain copies of data and representative samples for its internal use and subject to recipient to keep confidentiality obligations for the period of one year.


                                   CHAPTER 5

                        MINING AREAS AND RELINQUISHMENT

                                   Article 23

The Contractor may at any time relinquish all or any part of the Mining Usufruct Area, under condition that will complete the plan of agreed works and perform the duties connection with environmental protection.

                                   Article 24

Contractor shall give notice in writing to the Minister of any relinquished areas, including a map showing said areas with the geographic location and the coordinates of the connecting points of the boundary lines.


                                   CHAPTER 6

                                WORK OBLIGATIONS

                                   Article 25

The Contractor shall have no further work obligations other than those set forth in the Joint Concession which shall provide exclusively that:

1) The tests will be done to define reserves, permeability and economic feasibility of production.

2) Contractor shall commence CBM Operations not later than six (6) months from the Joint Concession Effective Date.

3) During the First Exploration Phase (24 months), Contractor shall, at Contractor's discretion, drill a total of 3 wells (boreholes or coreholes), maximum to the bottom of Gruszowskie series in eastern part or bottom of the lowest seam of Brzezne series (Pietrzkowickie) in Western part. Contractor will perform all geophysical and other tests to define the conditions for future production.

4) During the Second Exploration Phase, Contractor shall drill 7 Exploration Wells in the Mining Usufruct Area; and will perform all necessary tests.

In the event Contractor has carried out work in excess of the minimum work obligations, as defined in pt. 2, during the First Exploration Phase, the excess work shall be set off against the work obligations corresponding to the work obligations for the Second Exploration Phase.

                                   Article 26

In the event the Minister requests Contractor to perform certain additional studies or works as may be reasonably required, then the costs engendered thereby shall be determined by the Parties and Contractor should be compensated accordingly to the separate agreement.


                                   CHAPTER 7

                                  CONSULTATION

                                   Article 27

After the Joint Concession Effective Date, the Contractor shall advise and consult with the Minister as frequently as necessary to provide oversight of its CBM Operations, the carrying out of the matters related to this Contract and ensuring effective communication and cooperation among the Parties, without prejudice to the rights and obligations of Contractor for the day-to-day management of CBM Operations or to Contractor's other rights and obligations hereunder. Contractor is obligated to submit the report after completion of each phase.

                                   Article 28

Such consultation shall be in the form as deemed appropriate by the Parties. The Parties shall meet at least once a Year.

                                   Article 29

Contractor shall notify the Minister of all significant CBM Operations scheduled, such as geological and geophysical surveys and the initiation of drilling. Contractor shall also notify the Minister of the date on which Contractor anticipates reaching the total depth of each well being drilled.

                                   Article 30

Contractor shall provide to the Minister for its sole use and subject to the confidentiality obligations, data and information collected and complied with respect to the CBM Operations in the Mining Usufruct Area, as follows:

(a) one set of geological reports, studies or interpretations and the maps, sections and other documents related thereto;

(b) one set of all geophysical recordings, measurements and reports, with all maps, profiles, sections, interpretations, studies and other documents relating thereto, and copies of recordings (tapes or otherwise and all supporting date);

(c) one set of initial, daily and final well reports and composite logs representing the lithology and other parameters relating to each well drilled;

(d) a representative portion of all cores, samples, fluids and other materials taken from outcrops and wells; and

(e) one set of fluid measurements, analyses and other results in final form produced by or for the Contractor in connection with CBM Operations.

                                   Article 31

Contractor shall make an annual report to the Minister describing the activities carried out by the Contractor during the preceding Contract Year. Contractor shall make such other reports to the Minister in such form, detail and at such time as the Minister may require; provided, however, that in any event, the Minister's requests for such reports shall not interfere unreasonably with the Contractor's ability to carry out CBM Operations efficiently or necessitate any undue expense.


                                   CHAPTER 8

                                    ROYALTY

                                   Article 32

1)   Contractor shall pay a Royalty.

2) Royalty is paid on quarterly basis on the decision of the Minister, based on information provided by contractor.

3) The rules for paying the royalty and the way how the royalty should be paid is defined by regulations of the Council of Ministers based on Mining Law.


                                   CHAPTER 9
                              MINING USUFRUCT FEES

                                   Article 33

Parties to this agreement decide, that the usufruct fee is the function of the area of usufruct and that the area will be used to conduct the works to explore and develop CBM.

                                   Article 34

Contractor will pay to the Minister the Usufruct Fee in two installments:

1) Contractor shall pay to the Minister, within sixty (60) days of the Joint Concession Effective Date, the Polish Zloty equivalent of 25.000 U.S. Dollars converted to Polish Zloty at the exchange rate in effect on the Joint Concession's Effective Date.

2) Amount defined as the function of recoverable reserves, from 0.02 to 0.10% of the value of recoverable reserves, within thirty (30) days from the start of the exploitation Phase.

                                   Article 35

Within sixty (60) days after the commencement date of the Exploitation Phase, Contractor shall pay the Polish Zloty equivalent of 25,000 U.S. Dollars (USD) as the "Concession Fee pursuant to Article 85 of the Mining Law calculated accordingly to Article 34. This amount will be paid in the following proportion:
     60% for local authorities
     40% for National Environmental Fund

                                   CHAPTER 10

                               MEASUREMENT OF CBM

                                   Article 36

All CBM produced, saved and not used in CBM Operations shall be measured at the Delivery Point decided by the Parties to this agreement for delivery of CBM to third party.

                                   Article 37

1) Contractor shall measure all CBM produced and saved hereunder. Contractor shall keep complete and accurate records of all CBM produced and measured and the Minister's representatives shall have access to such measurements. The Minister shall have the right to examine and test such measurements, measurement equipment, charts and other measurement or test equipment or data.

2) All measurements shall for all purposes in this Contract be adjusted to standard conditions of pressure and temperature, that is, a pressure of 861 kg per square meter (or 14.7 pounds per square inch) and a temperature of
     15.5 degrees Celsius (60 degrees Fahrenheit).


                                   CHAPTER 11

                         PROTECTION OF THE ENVIRONMENT

                                   Article 38

The Contractor is obligated to cover all expenses connected with land reclamation, removal of mining damages, storage of polluting materials particularly salt waters, protection against negative impact of development works on environment and repair any damages resulting from such circumstances.

                                   Article 39

In the event of a release of CBM or other material on land, or in fresh water, or if the Contractor's operations result in any other form of pollution or otherwise cause harm to environment, the Contractor shall promptly take all reasonable measures to repair any damage resulting from such circumstances.


                                   CHAPTER 12

                            EMPLOYMENT AND TRAINING

                                   Article 40

1) Contractor shall be free to employ and engage personnel; provided, however, that, in recruiting employee candidates, Contractor shall give preference to Polish nationals who are qualified by education, training, and experience.

2) Contractor shall provide training for Polish citizens employed in the CBM Operations until the expiry or termination of this Contract.

3) Contractor agrees to spend the Polish Zloty equivalent of 15,000 U.S. Dollars (USD) per year throughout the period of validity of this Contract for training Polish citizens, calculated accordingly to Article 34.


                                   CHAPTER 13

                                 FORCE MAJEURE

                                   Article 41

Performance under this Contract by Contractor shall be excused in the event such performance is delayed or prevented by Force Majeure occurring after the Effective Date of this Contract and which could not be foreseen or prevented by any reasonable action of the Contractor.

                                   Article 42

Force Majeure shall be considered to include such events beyond the reasonable control of the Contractor which have not been brought about at its insistence and include, but are not limited to war, insurrection, riot, civil disorder, embargo, blockade, explosion, fire, lightning, earthquake or other adverse weather conditions, strikes or any other event of a similar nature.

                                   Article 43

Upon the happening of an event of Force Majeure, the Contractor shall immediately inform the Minister. Such notification shall contain an indication of the nature of the event of Force Majeure claimed and insofar as possible, an evaluation of the likely duration of the event of Force Majeure and its impact upon the obligations of the Contractor. The Minister will extend the Joint Concession for a period equal to the period of delay caused by the Force Majeure occurrence plus such period of time as is necessary to reestablish operations.

                                   Article 44

If the impairment of operations described above should continue for an uninterrupted period of time exceeding two (2) Calendar Years, Contractor shall have the right to elect to terminate this Contract and Contractor shall be discharged from all further obligations under this Contract.


                                   CHAPTER 14

                            TERMINATION OF CONTRACT

                                   Article 45

On termination of this Contract, all wells drilled by Contractor under this Contract are to be plugged and abandoned in a manner consistent with regulations.

                                   Article 46

Termination of this Contract shall take place without prejudice to any right or obligation which may have accrued to the Minister or to the Contractor under the Contract prior to such termination.


                                   CHAPTER 15

                              CONTRACT ADJUSTMENT

In the event that:

1) an Administrative act causes a change to the laws of Poland, and such change increases the obligation of the Contractor from that existing at the Effective Date, and such change shall include an obligation to pay any tax, imposition, royalty, duty or other charge or to provide any service or carry out any activity or to obtain further approvals concessions or authorizations of any nature; restrict, divest or limits any rights or benefits accruing to Contractor;

2) the matters specifically provided for in this Contract have led to an increase in expenditure or in greater or more extensive obligations on the Contractor including work obligations;

3) environmental damage costs are incurred by the Contractor as a result of events occurring prior to the Effective Date, including those arising out of or in any way whatsoever connected with any operations or activities in the Mining Usufruct Area;

then Contractor may, at any time thereafter, notify the Minister of such event and submit one or more certificates as to the costs engendered thereby, including the costs of material, labor, legal fees and professional and advisory fees, the extent of the delay incurred or likely to be incurred, the amount of any penalties or fees incurred by the Contractor and the above environmental damage costs, accompanied by reasonable evidence in respect thereof. Within fifteen (15) days of receipt of such notice, the Minister and Contractor shall meet to negotiate in good faith and agree upon the modifications which are required to be made to the terms of this Contract in order to lessen or eliminate obligations of them and to restore the Contractor's rights and benefits to a level equal to what they would have been had such change or event not occurred, or such cost not have been incurred, or upon such other remedy as they agree may be appropriate. In the event the Parties are unable to agree within one hundred twenty (120) days after the Contractor's notice to the Minister upon the modifications which are needed to the Contract or upon such other remedy as may be required, then the Contractor may either terminate this Contract or refer the matter to the Arbitration Court at Polish National Chamber of Commerce in Warsaw.


                                   CHAPTER 16
                               DISPUTE RESOLUTION

                                   Article 48

Any dispute arising out of, or relating to this Contract which cannot be settled amicably before the passing of sixty (60) days from the giving of notice of one Party regarding such dispute, shall be settled by before the Arbitration Court of the Polish National Chamber of Commerce in Warsaw, Poland.

                                   Article 49

In the event of the commencement of dispute settlement procedures, the Parties shall continue their performance of this Contract and they do not have right to suspend the agreement until the matters are settled.


                                   CHAPTER 17

                                    NOTICES

                                   Article 50

Communications to be given, submitted or made hereunder by any Party to another shall be in writing and delivered to the address of the other Party or Parties.

                                   Article 51

Communication between Parties will be conducted in Polish language.


                                   CHAPTER 18
                                 FINAL MATTERS

                                   Article 52

The existing law and regulations should be applied to the matters not regulated by this agreement.

                                   Article 53

This agreement was prepared in 3 identical copies, in Polish and English, however for interpretation of the agreement Polish version will be used.

                                   Article 54

This agreement becomes effective on the date of its execution.

Warsaw, October 3, 1997

For the Minister:                         For Contractor:

/s/ Krzysztof Szamalek                    /s/ Andrzej Andraczke
Krzysztof Szamalek                        Andrzej Andraczke

                                          /s/ Bronislaw Piechula
                                          Bronislaw Piechula